Exhibit(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Funds Trust (formerly Scudder Funds Trust) on Form N-1A ("Registration Statement") of our report dated February 27, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of DWS Short Term Bond Fund (formerly Scudder Short-Term Bond Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006